SUB-ITEM 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

	Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act require the Fund's officers and directors, certain officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of the Fund's Shares to file reports of ownership with the SEC and the Fund.

	Based solely upon its review of the copies of such forms received by it and written representations from such persons, the Fund believes that, for the fiscal year ended September 30, 2003, all filing requirements applicable to such persons were complied with except the following:

	Jonathan W. Lubell: Form 4s were not timely filed to report the disposition of shares on December 31, 2002, May 7, 2003, and August 1, 2003. A Form 4A was filed on
November 26, 2003 to report these transactions.

        Laurence R. Smith: A Form 3 was not timely filed to report his appointment as Chairman of the Fund, President and Interim
Chief Investment Officer on May 13, 2002. A Form 3 and Form 3A were filed on June 10, 2003 to report this event.